CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated March 31, 2024, and each included in this Post-Effective Amendment No. 591 on the Registration Statement (Form N-1A, File No. 333-172080) of Managed Portfolio Series (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated January 26, 2024, with respect to the financial statements and financial highlights of Ecofin Global Water ESG Fund and Tortoise North American Pipeline Fund (two of the funds constituting Managed Portfolio Series) included in the Annual Report to Shareholders (Form N-CSR) for the year ended November 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 28, 2024